Exhibit B

Exhibit B

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the common shares, par value $0.004 per share, of Globus Maritime Limited shall be filed on behalf of the undersigned.

January 20, 2017
(Date)

FIRMENT TRADING LIMITED

By:	/s/ Savvas Polydorou
Name: Savvas Polydorou
Title: Last Sole Director of Firment (and Sole Director at the time of exit from the Issuer)

F.G. EUROPE S.A.

By:	/s/ Feidakis Georgios
Name: Feidakis Georgios
Title: President

By:	/s/ Antonios Kanavos
Name: Antonios Kanavos
Title: Chief Accountant/Financial Controller